Exhibit 99.1

Diedrich Coffee Reports First Quarter Results

Irvine, California, November 6, 2006 - Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced operating results for its first fiscal quarter ended September 20, 2006. For the quarter, the Company reported a net loss of $1,646,000, or $0.31 per share, compared to a net loss of $1,552,000, or $0.29 per share, for the first quarter of the prior fiscal year.

Discontinued Operations

As previously announced, the Company will close its Diedrich Coffee and Coffee People company-owned locations as part of its plan to focus on strengthening its wholesale business and related distribution channels including franchise locations. The Company will retain the Diedrich Coffee and Coffee People brands for its wholesale and franchise operations. To this end, the Company announced on September 14, 2006 that it entered into an agreement to sell up to 40 of its 47 company-owned Diedrich Coffee and Coffee People locations to Starbucks Coffee Company for up to approximately $13.5 million. The completion of the sale is subject to a number of conditions including the approval of the Company’s stockholders and the receipt of various approvals, permits and consents in connection with the transfer of the store locations. Assuming these conditions are met, it is anticipated that the initial closing of the sale will be completed shortly after receipt of shareholder approval at the Company’s annual meeting of stockholders scheduled to occur December 12, 2006. For more information, please refer to our annual report on Form 10-K for the fiscal year ended June 28, 2006.

The Company currently accounts for its Diedrich Coffee and Coffee People company-operated retail operations as Discontinued Operations. The Company’s retail sales will be limited to its e-commerce web stores and will operate a limited number of Gloria Jean’s retail locations primarily for use as franchise training stores. The Company continues to own and operate the Gloria Jean’s domestic franchise and wholesale businesses that together comprise Continuing Operations.

The loss for the current year quarter from Discontinued Operations was $451,000, or $0.08 per basic share, compared to a loss of $262,000, or $0.05 per basic share, in the prior year quarter.

Continuing Operations

Results from Continuing Operations for the first quarter of fiscal year 2007 were a loss of $1,195,000, or $0.23 per basic share, compared to a loss of $1,290,000, or $0.24 per basic share, for the first quarter of the prior year.

Revenue

Total revenue increased by $1,288,000, or 25.1%, to $6,424,000 for the first quarter of fiscal year 2007 as compared with $5,136,000 in the prior year. With respect to the components of total revenue, wholesale revenue increased $1,549,000 (43.4%), franchise revenue increased $47,000 (6.5%), and retail sales declined $308,000 (36.5%).

Wholesale revenue from sales to office coffee distributors (OCS) and foodservice customers rose sharply for the quarter while roasted coffee sales to franchise locations increased marginally. For the first quarter, wholesale sales to OCS and foodservice customers increased $1,520,000, or 59.7%, from the prior year quarter, with Keurig “K-cup” sales increasing 65.2% from the prior year quarter. Wholesale sales to franchise locations increased $28,000, or 2.7% for the first quarter.

For the first quarter, franchise revenue increased by $47,000 primarily due to a $56,000 net increase in royalties that was offset by slightly lower franchise store fees. Since the beginning of fiscal 2006, the domestic franchise store count for all three brands increased by a net of ten locations (21 stores were opened, 19 were closed and a net of eight company stores were transferred to franchisees). Comparable store sales at Diedrich franchise locations increased 0.4% and decreased 0.7% at Gloria Jean’s franchise locations during the first quarter.

Retail sales for the quarter decreased $308,000 primarily as the result of a net decrease of six company-operated Gloria Jean’s locations. Retail sales associated with e-commerce activities increased by $69,000, or 51.1%, as compared to the prior year quarter. Comparable store sales at Gloria Jean’s company-operated locations increased 6.0% during the first quarter.

Costs and Expenses

Cost of sales and related occupancy costs for the twelve weeks ended September 20, 2006 increased $853,000, or 26.3%, to $4,102,000 from $3,249,000 in the prior year period, but remained relatively flat as a percentage of total revenue at 63.9% in the current quarter when compared to 63.3% in the prior year. Wholesale cost of sales remained flat year over year at 74.0% as a percentage of wholesale revenue. Occupancy costs for the twelve weeks ended September 20, 2006 decreased $146,000, or 55.5%, to $117,000 from $263,000 in the prior year period primarily due to a decrease in franchise rent expense associated with closed stores.

Operating expenses increased $636,000, or 68.5%, to $1,565,000 from $929,000 and increased as a percentage of total revenue to 24.4% in the first quarter of the current fiscal year from 18.1% in the first quarter of last year. The increase is primarily related to the change in the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year and allocating them to the appropriate profit center. These expenses are related to franchise administration, operations, training, sales, store design and marketing.

For the first quarter, general and administrative expenses decreased $676,000 and decreased as a percentage of revenues to 28.0% in the current year quarter from 48.2% in the first quarter of fiscal 2006. The decrease was primarily a result in the change in the classification for franchise direct overhead costs previously reflected in general and administrative expenses in the prior year that are recognized as operating expenses in the current year.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. The Company’s 201 retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 800 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the timing and success of the pending sale of retail store locations to Starbucks, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 28, 2006 and subsequently filed quarterly reports on Form 10-Q.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts and store counts)

OPERATIONS DATA:

	Twelve Weeks Ended September 20, 2006	Twelve Weeks Ended September 21, 2005
Net revenue:
Wholesale revenue	$5,120	$3,571
Franchise revenue	768	721
Retail sales	536	844

Total revenue	6,424	5,136

Costs and expenses:
Cost of sales and related occupancy costs	4,102	3,249
Operating expenses	1,565	929
Depreciation and amortization	230	252
General and administrative expenses	1,799	2,475
Gain on asset disposals	(12)	(5)

Total costs and expenses	7,684	6,900

Operating loss from continuing operations	(1,260)	(1,764)
Interest expense	(26)	(26)
Interest and other income, net	91	152

Loss from continuing operations before income tax benefit	(1,195)	(1,638)
Income tax benefit	—	(348)

Loss from continuing operations	(1,195)	(1,290)
Loss from discontinued operations	(451)	(262)

Net loss	$(1,646)	$(1,552)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.23)	$(0.24)

Loss from discontinued operations	$(0.08)	$(0.05)

Net loss	$(0.31)	$(0.29)

Weighted average and equivalent shares outstanding:
Basic and diluted	5,308	5,287

SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except store counts)

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	September 20, 2006	June 28, 2006
Cash	$1,706	$2,593
Accounts receivable, net	3,446	2,829
Inventories	3,716	3,846
Assets held for sale	6,182	6,568
Other assets	18,300	18,294

Total assets	$33,350	$34,130

Accounts payable	$3,103	$2,929
All other current liabilities	5,563	5,600
Other liabilities	2,026	1,334
Stockholders’ equity	22,658	24,267

Total liabilities and stockholders’ equity	$33,350	$34,130

Total retail units (company and franchise, all brands)	201	200